INFORMATION TO BE INCLUDED IN THE REPORT

Item 1. Changes in Control of Registrant.
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     (a) On April 28, 1997, Cable & Wireless Communications plc, ("CWC")
announced that all conditions had been satisfied or waived in connection with its recommended offers (the "Offers") to purchase all the Ordinary Shares of NYNEX CableComms Group PLC ("NYNEX CableComms UK") and all the shares of Common Stock of NYNEX CableComms Group Inc. ("NYNEX CableComms US") comprised in Units ("Units"), each Unit consisting of one NYNEX CableComms UK Ordinary Share and One NYNEX CableComms US share of Common Stock (including Units represented by American Depositary Shares ("NYNEX CableComms ADSs")). As a result, the Initial Offer Period, as extended, and withdrawal rights, expired at 2:30 p.m. (London time), 9:30 a.m. (New York City time) on April 28, 1997. CWC has announced that it has accepted for purchase all Units and NYNEX CableComms ADSs validly tendered and not withdrawn prior to the expiration of the Initial Offer Period in exchange for 0.330714 Ordinary Shares of CWC per NYNEX CableComms UK Ordinary Share and 0.036746 CWC Ordinary Shares per NYNEX CableComms US share of Common Stock (equivalent to 0.36746 CWC Ordinary Shares per Unit and 3.6746 CWC Ordinary Shares per NYNEX CableComms ADS). CWC has further announced that as a result, CWC owns 838,838,614 Units and 1,857,879 NYNEX CableComms ADSs (representing in the aggregate 857,417,404 NYNEX CableComms UK Ordinary Shares and 857,417,404 NYNEX CableComms US shares of Common Stock, or approximately 92.6% and 92.6%, respectively, of the outstanding shares of each company).

     (b) The shares purchased by CWC include 620,000,000 NYNEX CableComms
UK Ordinary Shares and 620,000,000 NYNEX CableComms US shares of Common Stock tendered by NYNEX Corporation through its subsidiary, NYNEX Network Systems Company, representing approximately 67% of the outstanding NYNEX CableComms UK Ordinary Shares and 67% of the outstanding NYNEX CableComms US shares of Common Stock, respectively. In connection with the Offers, the Directors appointed by NYNEX to the Boards of Directors of NYNEX CableComms UK and NYNEX CableComms US have resigned effective upon all conditions to the CWC offers being satisfied or waived.

     Pursuant to an Agreement and Plan of Merger, dated as of March 21, 1997 (the "Merger Agreement"), among NYNEX CableComms US, CWC and Cable & Wireless Communications Delaware Inc. ("Merger Sub"), CWC intends to cause Merger Sub to merge with and into NYNEX CableComms US (the "Merger"). After the effective time of the Merger, each share of NYNEX CableComms US Common Stock (other than shares owned by CWC, shares owned by NYNEX CableComms US as treasury shares or by any of its subsidiaries and shares for which appraisal rights, if any, have been properly asserted under Section 262 of the Delaware General Corporation Law) will be converted into the right to receive 0.036746 CWC Ordinary Shares (or at the election of the shareholder, 0.007349 CWC American Depositary Shares). As a result of the Merger, the separate corporate existence of NYNEX CableComms US will cease and NYNEX CableComms US will become a wholly-owned subsidiary of CWC.
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At a Special Meeting of NYNEX CableComms US held on April 24, 1997, the shareholders of NYNEX CableComms US approved the Merger.

     Pursuant to Sections 428-430F of the Companies Act of 1985 of Great Britain, CWC has announced its intention to acquire compulsorily the remaining NYNEX CableComms UK Ordinary Shares (including those represented by NYNEX CableComms ADSs) not purchased by CWC in the Offers (the "Compulsory Acquisition") on the same terms as in the Offers. As a result of the Compulsory Acquisition, NYNEX CableComms UK will become a wholly-owned subsidiary of CWC and all of the outstanding NYNEX CableComms UK Ordinary Shares, other than NYNEX CableComms UK Ordinary Shares held by CWC, will be acquired for 0.330714 CWC Ordinary Shares per NYNEX CableComms UK Ordinary Share (or, at the election of the shareholder, 0.066143 CWC American Depositary Shares).

Item 7. Financial Statements and Exhibits
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        (c) Exhibits
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         2.    Agreement and Plan of Merger dated as of March 21, 1997 among
               Registrant, Cable & Wireless Communications plc and Cable & Wireless Communications Delaware Inc. is incorporated herein by reference to Appendix I to the Proxy Statement of NYNEX CableComms Group PLC and NYNEX CableComms Group Inc. dated March 24, 1997.

         20. Press release of NYNEX CableComms Group PLC and NYNEX CableComms Group Inc. dated April 28, 1997.